EXHIBIT 5.1

Michael L. Platt

T: +1 720 566 4012

mplatt@cooley.com

July 19, 2013

Rally Software Development Corp.

3333 Walnut Street

Boulder, CO 80301

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Rally Software Development Corp., a Delaware corporation (the “Company”), of a Registration Statement (No. 333-189928) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 250,000 shares (the “Company Shares”) of the Company’s common stock, par value $0.0001 (“Company Stock”), to be sold by the Company and up to 4,419,514 shares (the “Stockholder Shares”) of Company Stock to be sold by certain selling stockholders, including up to 609,066 Stockholder Shares for which the underwriters have been granted an over-allotment option.

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, and (ii) assumed that the Company Shares will be sold at a price established by the Board of Directors of the Company or the Pricing Committee thereof in accordance with Section 153 of the General Corporation Law of the State of Delaware (the “DGCL”). We have undertaken no independent verification with respect to such matters.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. Our opinion is expressed only with respect to the DGCL. We express no opinion as to whether the laws of any particular jurisdiction apply and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof. We express no opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Company Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable and that the Stockholder Shares have been validly issued and are fully paid and non-assessable.

380 INTERLOCKEN CRESCENT, SUITE 900, BROOMFIELD, CO 80021-8023  T: (720) 566-4000  F: (720) 566-4099  WWW.COOLEY.COM

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Michael L. Platt
Michael L. Platt, Partner